EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 8, 2012

CONTACT: Michael Brennan, Chairman
Email: mbrennan@micro-imaging.com
Telephone: (805) 557-0614

MIT Agrees to $3.2 Million in Financing, Including the Issuance of

$2 Million in Convertible Debentures and $1.2 Million in Debt Conversion

San Clemente, CA. March 8, 2012....Micro Imaging Technology, Inc. (OTC:BB “MMTC”) announces agreements to issue and sell up to $2 million of Senior Secured Convertible Debentures to Alpine MIT Partners, LLC (“Alpine”) and convert up to $1.2 million of existing Convertible Debentures and Debt, primarily held by affiliates, into Common Stock. The Company will use the proceeds for continued development and increased product roll-out: Initially, funding the applications with the Association of Advanced Communities Research Institute (“AOAC RI”) for the Certification for the rapid, low cost and accurate bacterial identifications of the pathogens E. coli and Salmonella; and to increase production volume by OSI Optoelectronics, Inc. of the MIT 1000 System.

MIT is the recipient of the prestigious AOAC RI Certification for the identification of Listeria - the bacteria responsible for Listeriosis, a rare but lethal food-borne infection that has a devastating fatality rate of 25 percent. MIT with the two additional pathogenic bacteria identifications of E. coli and Salmonella certified will have the proven capability of identifying over 90 percent of all bacteria causing food related illnesses.

Michael Brennan, MIT’s Chairman, stated, “The food safety industry is our initial market, where over $5 billion is spent in rapid testing with rapid annually growth – which should accelerate after the recent food product contamination disclosures and federal legislative actions. Also, the MIT System has demonstrated without any modifications the ability to identify, within several minutes and at a cost of pennies-per-test, over twenty different species of bacteria including the microbes E.coli, Listeria, Salmonella, Staphylococcus aureus, MRSA and other pathogenic bacteria.”

About MIT Partners, LLC.

Alpine MIT Partners, LLC is an affiliate of Alpine Capital Partners, LLC.(“Alpine”) a privately held equity investment firm that targets direct private equity investments on an opportunity specific basis. Alpine principals have structured, negotiated, participated, managed, and consummated corporate transaction with collective transaction values in excess of $1 billion, including corporate reorganizations, leveraged and management buyouts, mergers-of-equals, tender offers, leveraged recapitalizations, joint ventures, going private acquisitions, venture capital transactions, and public offerings of debt and equity securities.

Dale Greenwald, Managing Director of Alpine, said, “We believe that collectively these transactions should represent a significant milestone for Micro Imaging. The anticipated conversion of over $1.2 million in current liabilities, coupled with the proceeds from the issuance of the long-term Debentures, significantly enhances their capital structure. We believe that with an improved capital structure, MIT will be well-positioned to execute their long-term strategic plan of expanding their pathogen identifier libraries while commencing commercialization strategies.”

About the Transaction:

The Securities Purchase Agreement with Alpine MIT Partners, LLC (“Alpine’) will sell up to $2.0 million of 7% Senior Secured Convertible Debentures (the “Debentures). The Debentures have a five-year term. The initial Debenture will be convertible into shares of common stock at a conversion rate of $.003 per share and the purchase and sale of the first $1.0 million Debenture is scheduled to close on or before April 7, 2012. The agreement provides that Alpine will be granted a 12-month “additional investment right” to purchase up to an additional $1.0 million of Debentures. If the additional investment right is exercised, the second Debenture will have a conversion rate of 0.00375 per share during the first six months, $0.005 per share during the following three months and $0.0075 per share thereafter. The Debentures will be secured by a first lien security interest in all the assets of the Company. The agreement provides that Alpine will have the right to have four of its nominees be appointed to the Company’s seven member board of directors.

The sale of the Debentures is subject to several closing conditions, including the conversion at the closing of $1.2 million of existing Company indebtedness, primarily held by affiliates, at a conversion rate of $.007 per share and the granting of a six month option by the Company’s three largest shareholders to Alpine to purchase an aggregate of 107,142,857 shares at $.007 per share.

About Micro Imaging Technology:

MIT is a California-based public company (OTC:BB “MMTC”) that has developed and patented a rapid microbial identification system that can revolutionize the bacteria identification market by annually saving thousands of lives and tens of millions of dollars. The System identifies bacteria in minutes, not days, and at a significant per-test-cost savings when compared to any conventional method.

The System has numerous applications including: food safety, clinical diagnostics, pharmaceutical quality assurance, semiconductor processing control and water quality monitoring. MIT has chosen to focus initial efforts on food quality control as recent events have created an urgent demand for quicker and cheaper testing for food safety.

Earlier, MIT also contracted with North American Science Associates, Inc. (“NAMSA”) an internationally recognized testing laboratory to design and perform a verification test that compared the speed, accuracy and efficiency of MIT’s System with conventional processes. The comparative tests were in a double blind experiment, meaning that the NAMSA laboratory technicians, using the MIT System and a well recognized alternative, were not aware of the identity of the various microbes. The MIT system scored 98 percent correct identifications in fifty tests, with each test consuming several minutes for sample preparation and an average three minutes for testing. The alternative system was correct 80 percent and failed to identify, with several attempts, one pathogenic bacterium and took hours per test with the alternative biological testing method requiring days.

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This release contains statements that are forward-looking in nature.  Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  These statements are made based upon information available to the Company as of the date of this release, and we assume no obligation to update any such forward-looking statements.  These statements are not guarantees of future performance and actual results could differ materially from our current expectations.  Factors that could cause or contribute to such differences include, but are not limited to dependence on suppliers; short product life cycles and reductions in unit selling prices; delays in development or shipment of new products; lack of market acceptance of our new products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; our ability to attract and retain qualified employees; inability to expand our operations to support increased growth; and declining economic conditions, including a recession. These and other factors and risks associated with our business are discussed from time to time within our filings with the Securities and Exchange Commission.